Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-42549 of Cendant Corporation on Form S-8 and of our report dated June 26, 1998, appearing in this Annual Report on Form 11-K of Cendant Corporation Employee Savings Plan (formerly HFS Incorporated Employee Savings Plan), for the year ended December 31, 1997.


/s/ Deloitte & Touche LLP
Parsippany, NJ
June 26, 1998